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                                                                    Exhibit 10.3

                             EMPLOYMENT AGREEMENT


     Agreement made as of June 14, 1999 between David P. Woodall, residing at 330 Village, Apt. #217 in the City of Redondo Beach, State of California, referred to in this agreement as DPW, and DeskTalk Systems, Inc. (DSI), a corporation organized and existing under the laws of the State of California with its principal place of business located at 19401 South Vermont Avenue, Suite F-100, City of Torrance, State of California, referred to in this agreement as DSI.

     In consideration of the mutual covenants and promises of the parties, DSI and DPW agree as follows:

                                   Section I
                                  Employment

     DPW accepts employment by DSI as President and Chief Executive Officer, reporting to the Chairman of the Board of Directors, subject to the terms and conditions of this agreement. This agreement is for personal services and is non-assignable.

                                  Section II
                              Term of Employment

     This agreement and the employment shall commence on June 14, 1999, and continue for a period of two years. The term shall automatically be extended for an additional period of one year at the end of the Term, unless not less than ninety days prior to the expiration of the term of this Agreement, either party notifies the other party in writing that it intends not to renew the Agreement.

                                  Section III
                                 Duties of DPW

     DPW will serve DSI faithfully and to the best of DPW's ability under the board of directors of DSI. DPW shall devote DPW's entire productive time, energy, ability, and attention to the performance of the duties agreed on to be performed by DPW throughout the term of this employment agreement. DPW shall not directly or indirectly render any services of a business, commercial, or professional nature to any person or organization other than DSI whether for compensation or otherwise, during the term of this agreement. DPW use the DSI Headquarters facility as his base of operation.

     Notwithstanding anything to the contrary, Section III shall not prohibit DPW from serving and being compensated, upon the approval of DSI, as a Director, Advisor and/or Consultant for any other entity that is not, directly or indirectly, competitive with DSI, so

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long as such service does not in any way impact DPW's abilities to serve DSI to the best of DPW's ability.

                                  Section IV
                                 Compensation

     Base.  DPW's base salary shall be at a rate of Two Hundred Thousand Dollars
     ----
($200,000) annually, payable according to DSI's standard employee wage payment policy. Said policy may be changed from time to time in the discretion of DSI. Said base salary may be reviewed for the purpose of increasing same on an annual basis according to Desktalk policy or at any other time during the Term of this Agreement at the discretion of the Board of Directors.

     Incentive Compensation.  DPW shall be shall be eligible for incentive
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compensation of sixty-five thousand dollars ($65,000) per year.  Incentive compensation shall be paid, if earned, on a quarterly basis. Incentive compensation shall be based on financial goals as agreed by the Board of Directors.

     Stock Options.  During the initial term only, DPW may be granted, at the
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discretion of the Board of Directors, a stock option from DSI for one hundred and ninety five thousand (195,000) shares of common stock at $2.00 per share pursuant to the normal terms and conditions found in DSI's standard Incentive Stock Option Plans with the exception of the following special terms and conditions:

     (i) In the case of a Change of Control (as defined below) and DPW is subsequently terminated without cause then all such options shall vest immediately.

     (ii) In the case of a Change of Control (as defined below) and DPW's base pay is subsequently decreased by more than twenty percent (20%) then fifty percent (50%) of the remaining unvested options shall vest immediately, and the remainder of the option shall vest pursuant to its own terms.

     (iii) A Change of Control shall be construed to have occurred when: an individual, firm, corporation, partnership or other entity (a "Controlling Person" defined not to include any shareholder at the time of the granting of this Option) who becomes the beneficial owner of fifty percent (50%) or more of the shares of common stock then outstanding of the Company. Notwithstanding the above, no Change of Control shall occur by reason of an Initial Public Offering.

                                   Section V
                           DPW's Service as Director

     DPW consents to serve as a director of DSI, if elected or appointed, without further compensation.

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                                  Section VI
                                  Termination

     Termination by DPW.  DPW may terminate this agreement at any time with
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thirty days advance notice. So long as DPW continues to perform his duties through the date of termination, DSI agrees to continue to pay DPW pursuant to the compensation as outlined above until the date of termination.

     Termination by DSI.  DSI may terminate this agreement at any time without
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cause. If DSI terminates the agreement without cause, DSI shall pay DPW, in one lump sum or as it otherwise would come due, six months base salary. In addition, for a period of six months from the date of termination, or until DPW receives health benefits from another, DSI shall continue to pay all health benefits available to DPW prior to DPW's termination. DSI may terminate this agreement for cause. If DSI terminates this agreement for cause, DSI shall owe no money or benefits to DPW. The terms "for cause" shall include, but not be limited to, conviction of a felony, theft or embezzlement from DSI, and like items.

     If DSI becomes obligations to DPW pursuant to Article VI(b), DPW shall make reasonable efforts to mitigate damages by seeking other comparable employment, although he will, DPW take any position that would require him to breach any agreement with DSI. To the extent that DPW shall receive compensation, benefits or service credit for benefits from such other employment, the payments to be made and the benefits provided by DSI under this section shall be correspondingly reduced. For purposes of this section, DPW shall be considered employed if he owns his own business, contracts his services or in any way becomes employed. DPW shall have an affirmative duty to give notice to DSI of any new employment within five (5) business days of such employment.

                                  Section VII
                           Return of DSI's Property

     On termination of this agreement, regardless of how termination is effected, or whenever requested by DSI, DPW shall immediately return to DSI all of DSI's property, including without limitation all computer equipment issued, customer lists and prospect lists, used in rendering services or otherwise, that is in DPW's possession or under DPW's control.

                                 Section VIII
                        Use of Confidential Information

     It is understood between the parties that, during the term of the employment, DPW will be dealing with the confidential information that DSI's property used in the course of its business. All documents that DPW prepares, or confidential information that might be given to DPW in the course of the employment, are the exclusive property of DSI and shall remain in DSI's possession. DPW shall treat as confidential any information obtained by DPW concerning techniques, methods, systems, prices, plans or policies. DPW agrees that DPW will not during DPW's employment, or at any time subsequently, disclose to anyone, directly or indirectly, any of such confidential information, or use them for any reason or purpose whatsoever other than in the course of his employment with DSI.

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                                  Section IX
                                Other Benefits

     DPW shall be entitled to all benefits normally afforded regular employees of DSI.

                                   Section X
                                  Non-Compete

     (a) If the Agreement is not renewed by DPW, DPW voluntarily terminates his employment with DSI, or DPW is terminated for cause then DPW agrees that for a period of two years from the date of termination of this Agreement DPW shall not:

          (i) work for, perform work for, own in whole or in part, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Business (as defined below), directly or indirectly, within any Restricted Area (as defined below);

          (ii) employ or retain, or offer to employ or retained in any capacity by DSI at any time during DPW's employ by DSI or during the non-compete term, or assist another person or entity in accomplishing the same. Notwithstanding the above, this paragraph shall not apply to any person that has severed their relationship with DSI for at least four months.

     (b) If the Agreement is not renewed by DSI, or DSI terminates this Agreement without cause then in consideration for any termination benefits paid by DSI to DPW, DPW agrees that for a period of one year from the date of termination of this Agreement DPW shall not:

          (i) work for, perform work for, own in whole or in part, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Business (as defined below), directly or indirectly, within any Restricted Area (as defined below);

          (ii) employ or retain, or offer to employ or retain, any person in any capacity, where such person was employed or retained in any capacity by DSI at any time during DPW's employ by DSI or during the non-compete term, or assist another person or entity in accomplishing the same. Notwithstanding the above, this paragraph shall not apply to any person that has severed their relationship with DSI for at least four months.


     (c) "Competitive Business" shall mean INS, NextPoint, InfoVista, CrossKeys, Concord Communications, and Quallaby, provided, however, that with sixty (60) days prior notice DSI may amend the term Competitive Business from time to time to add business or enterprises that: (i) provides, or anticipates providing, software or services for

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historical network performance monitoring and (ii) are clear and direct competitors of the Company.

     (d) "Restricted Area" shall mean any geographic area in which the DSI is engaged in business, or has a business plan under which it planned to engage in business, at the time DPW's employment is terminated. Any action performed outside of a Restricted Area which is intended to or would reasonably be expected to have an economic impact within a Restricted Area, shall be deemed to have been committed within a Restricted Area.

                                   Section X
                              General Provisions

     Complete Agreement.  The parties agree that this agreement is the complete
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and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this agreement, excepting the Confidentiality Agreement and Option Agreement previously executed by DPW.

     Representation by Counsel.  DPW has been advised to seek legal counsel in
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the review, and prior to, execution of this agreement.  DPW understands that this agreement has been drafted by the General Counsel of the Company, and that the General Counsel of the Company works solely for and owes his duty of loyalty strictly to the Company.

     Amendment.  This agreement may not be modified, altered or amended except
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by written instrument duly executed by the authorized representatives of each of the parties.

     Waiver.  The waiver or failure of either party to exercise in any respect
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any right provided for in this agreement shall not be deemed a waiver of any further right under this agreement.

     Severability.  If any provision of this agreement is invalid, illegal or
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unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the agreement shall be valid and enforceable to the maximum extent possible.

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     Governing Law and Jurisdiction.  This agreement and performance hereunder
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shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, the parties have executed this agreement.


Dated as of April 16, 1999

DESKTALK SYSTEMS, INC.


By: /s/ David J. Kaufman                     /s/ David P. Woodall
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     David J. Kaufman, Chairman               David P. Woodall

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